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                                                                   Exhibit 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated July 14, 2000 (except with respect to the "Stock Split" discussed in Note 2, as to which the date is September 12, 2000) related to the financial statements of TNPC, Inc. and June 12, 2000 (except with respect to Note 7, which date is July 31,
2000) related to the financial statements of Columbia Energy Mass Markets Business Segment included in TNPC Inc.'s prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) on October 5, 2000 and to all references to our Firm included in this registration statement.


                                       ARTHUR ANDERSEN LLP

Houston, Texas
October 19, 2000